Exhibit 10.1

WAIVER AND SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS WAIVER AND SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of April 26, 2018 (the “Second Amendment Date”), by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314, as collateral agent (in its individual capacity, “Oxford”; and in its capacity as collateral agent, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement (as defined below) from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and AirXpanders, Inc., a Delaware corporation with offices located at 1047 Elwell Court, Palo Alto, CA 94303 (“Borrower”).

WHEREAS, Collateral Agent, Borrower and the Lenders party to the Loan Agreement from time to time have entered into that certain Loan and Security Agreement, dated as of August 4, 2017 (as amended, supplemented or otherwise modified from time to time, including, but without limitation, by that certain Waiver and First Amendment to Loan and Security Agreement dated as of November 9, 2017, the “Loan Agreement”) pursuant to which the Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof;

WHEREAS, an Event of Default has occurred and is continuing under (i) Section 8.2(a) (Covenant Default) of the Loan Agreement as a result of a violation of Section 6.10 of the Loan Agreement resulting from Borrower’s failure to achieve at least 70% of budgeted total revenues on a trailing six-month basis (tested quarterly), for the reporting period ending March 31, 2018, and (ii) Section 8.2(b) (Covenant Default) of the Post-Closing Letter Exhibit A, Section 1, as a result of Borrower’s failure to deliver a landlord waiver for Borrower’s leased location in Palo Alto, CA (collective, the “Existing Defaults”). By reason of the Existing Defaults, Collateral Agent has the right to accelerate the maturity of the unpaid balance of the Obligations. In addition, as a result of the foregoing Existing Defaults, Collateral Agent and the Lenders are entitled to exercise any and all default-related rights and remedies under the Loan Agreement, other Loan Documents and/or applicable Law;

WHEREAS, Borrower has requested that Collateral Agent and the Lenders waive the Existing Defaults;

WHEREAS, although the Lenders and Collateral Agent are under no obligation to do so, the Lenders and Collateral Agent have agreed to waive the Existing Defaults, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below; and

WHEREAS, Borrower, the Lenders and Collateral Agent desire to amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below;

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, the Lenders and Collateral Agent hereby agree as follows:

1.	Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.

Borrower acknowledges and agrees that unless the Existing Defaults are waived by Collateral Agent and the Lenders, the Existing Defaults would constitute an Event of Default under the Loan Documents as of the date hereof. Collateral Agent and the Lenders hereby waive the Existing Defaults; provided that with respect to the Event of Default as a result of Borrower’s failure to deliver a landlord waiver for Borrower’s leased location in Palo Alto, CA, the waiver of such default is conditioned upon Borrower removing all Collateral from such leased location in Palo Alto, CA within forty-five (45) days of the Second Amendment Date. Collateral Agent’s and the Lenders’ agreement to waive the Existing Defaults shall in no way obligate Collateral Agent or any Lender to make any other modifications to the Loan Agreement or to waive Borrower’s compliance with any other terms of the Loan Documents, and shall not limit or impair Collateral Agent’s and the Lenders’ right to demand strict performance of all other terms and covenants as of any date. The waiver set forth above shall not be deemed or otherwise construed to constitute a waiver of any other provisions of the Loan Agreement in connection with any other transaction.

3.

Borrower hereby reaffirms the security interest granted by Borrower previously in Section 4.1 of the Loan Agreement with respect to the Collateral (prior to the date hereof) and hereby grants Collateral Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Lenders, such part of the Collateral that was not pledged previously or in which security interest was not granted prior to the Second Amendment Date, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Furthermore, Borrower hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents, including a notice that any disposition of the Collateral, except to the extent permitted by the terms of this Amendment and/or the Loan Documents, by Borrower, or any other Person, shall be deemed to violate the rights of Collateral Agent under the Code.

4.	Section 5.2(d) of the Loan Agreement is hereby amended and restated as follows:

“Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens. (i) Each of Borrower’s and its Subsidiaries’ Copyrights, Trademarks and issued Patents are valid and enforceable and no part of Borrower’s or its Subsidiaries’ Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (ii) to the best of Borrower’s knowledge, no claim has been made in writing that any part of the Intellectual Property or any practice by Borrower or its Subsidiaries violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Change. Except as noted on the Perfection Certificates, neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license or other material agreement with respect to which Borrower or such Subsidiary is the licensee that (i) prohibits or otherwise restricts Borrower or its Subsidiaries from granting a security interest in Borrower’s or such Subsidiaries’ interest in such material license or material agreement or any other property, or (ii) for which a default under or termination of could interfere with Collateral Agent’s or any Lender’s right to sell any Collateral. Borrower shall provide written notice to Collateral Agent and each Lender within ten (10) days of Borrower or any of its Subsidiaries entering into or becoming bound by any license or agreement with respect to which Borrower or any Subsidiary is the licensee (other than over the counter software that is commercially available to the public).”

5.	Section 6.2(a)(viii) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“prompt notice of (A) any material change in the composition of the Intellectual Property, (B) the registration of any copyright, including any subsequent ownership right of Borrower or any of its Subsidiaries in or to any copyright, patent or trademark, including a copy of any such registration, and (C) any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property;”

6.	Section 6.7 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (b) promptly advise Collateral Agent in writing of infringement by a third party of its Intellectual Property; and (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent. If Borrower or any of its Subsidiaries (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then Borrower or such Subsidiary shall substantially contemporaneously provide written notice thereof to Collateral Agent and each Lender and shall execute such intellectual property security agreements and other documents and take such other actions as Collateral Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in such property. If Borrower or any of its Subsidiaries decides to register any copyrights or mask works in the United States Copyright Office, Borrower or such Subsidiary shall: (x) provide Collateral Agent and each Lender with at least ten (10) days’ prior written notice of Borrower’s or such Subsidiary’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) upon Collateral Agent’s request, execute an intellectual property security agreement, intellectual property security agreement amendment, and such other documents and take such other actions as Collateral Agent may reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) upon Collateral Agent’s request, record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office, and Borrower or such Subsidiary shall promptly provide to Collateral Agent and each Lender with evidence of the recording of the intellectual property security agreement necessary for Collateral Agent to perfect and maintain a first priority perfected security interest in such property.”

7.	Section 13.1 of the Loan Agreement is hereby amended by amending and restating the following definitions therein as follows:

“‘Compliance Condition” is Borrower maintaining compliance with the financial covenants set forth in Section 6.10 from the Second Amendment Date through August 31, 2019, as determined by Collateral Agent based upon written evidence reasonably satisfactory to Collateral Agent.”

“‘Loan Documents’ are, collectively, this Agreement, the Financial Covenant Side Letter, the Warrants, the Perfection Certificates, each Compliance Certificate, each Disbursement Letter, the IP Agreement, and any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, and any other present or future agreement entered into by Borrower or any other Person for the benefit of the Lenders and Collateral Agent in connection with this Agreement; all as amended, restated, or otherwise modified.”

8.	Section 13.1 of the Loan Agreement is hereby further amended by adding the following definitions thereto in alphabetical order:

“‘Second Amendment Date’ is April 26, 2018.”

“‘IP Agreement’ is that certain Intellectual Property Security Agreement entered into by and between Borrower and Collateral Agent dated as of the Second Amendment Date, as such may be amended from time to time.”

9.	Exhibit A (Description of Collateral) to the Loan Agreement is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

10.	Borrower hereby represents and warrants that a complete and accurate list of its Intellectual Property as of the Second Amendment Date is attached hereto as Exhibit B.

11.

Borrower hereby authorizes Collateral Agent to file financing statements, amendments to financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral (as such term has been amended pursuant to this Amendment) , without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents, including a notice that any disposition of the Collateral, except to the extent permitted by the terms of the Loan Documents, by Borrower, or any other Person, shall be deemed to violate the rights of Collateral Agent under the Code.

12.	Limitation of Amendment.

a.

The waiver set forth in Section 2 and the amendments set forth in Sections 4 through 9, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (ii) otherwise prejudice any right or remedy which the Lenders, or obligation which Borrower, may now have or may have in the future under or in connection with any Loan Document.

b.

This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

13.	Release by Borrower.

a.

FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Collateral Agent and each Lender and their respective present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment solely to the extent such claims arise out of or are in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing (collectively “Released Claims”).

b.	In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” (Emphasis added.)

c.

By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected in respect of the Released Claims; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

d.

This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Collateral Agent and the Lenders to enter into this Amendment, and that Collateral Agent and the Lenders would not have done so but for Collateral Agent’s and the Lenders’ expectation that such release is valid and enforceable in all events.

e.	Borrower hereby represents and warrants to Collateral Agent and the Lenders, and Collateral Agent and the Lenders are relying thereon, as follows:

i.

Except as expressly stated in this Amendment, neither Collateral Agent, the Lenders nor any agent, employee or representative of any of them has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.

ii.	Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.

iii.	The terms of this Amendment are contractual and not a mere recital.

iv.	This Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower.

v.

Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Collateral Agent and the Lenders, defend and hold each harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

14.	To induce Collateral Agent and the Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and the Lenders as follows:

a.

Immediately after giving effect to this Amendment (i) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date) and (ii) no Event of Default has occurred and is continuing;

b.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

c.

The organizational documents of Borrower delivered to Collateral Agent on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

d.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (i) any law or regulation binding on or affecting Borrower, (ii) any contractual restriction with a Person binding on Borrower, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

e.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

f.

This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

15.

Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

16.

This Amendment shall be deemed effective as of the Second Amendment Date upon (a) the due execution and delivery to Collateral Agent of this Amendment, the IP Agreement, and the Warrant to be issued as of the Second Amendment Date, and (b) Borrower’s payment of all Lenders’ Expenses incurred through the date hereof, which may be debited (or ACH’d) from any of Borrower’s accounts with the Lenders.

17.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

18.	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Second Amendment to Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

AIRXPANDERS, INC.

By /s/ Scott Murcray
Name: Scott Murcray
Title: CFO/COO

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By /s/ Colette H. Featherly
Name: Colette H. Featherly
Title: Senior Vice President

Exhibit A

Description of Collateral

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including all Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (i) more than 65% of the total combined voting power of all classes of stock entitled to vote the shares of capital stock (the “Shares”) of any Foreign Subsidiary, if Borrower demonstrates to Collateral Agent’s reasonable satisfaction that a pledge of more than sixty five percent (65%) of the Shares of such Subsidiary creates a present and existing adverse tax consequence to Borrower under the U.S. Internal Revenue Code; and (ii) any license or contract, in each case if the granting of a Lien in such license or contract is prohibited by or would constitute a default under the agreement governing such license or contract (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Division 9 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, such license or contract, as applicable, shall automatically be subject to the security interest granted in favor of Collateral Agent hereunder and become part of the “Collateral.”

Pursuant to the terms of a certain negative pledge arrangement with Collateral Agent and the Lenders, Borrower has agreed not to encumber any of its Intellectual Property other than with Collateral Agent’s Lien.

Exhibit B

Intellectual Property

Patents

Jurisdiction	Application No.	Publication No.	Patent No.	Title
United States	13/313,904	2012-0078284	8,394,118	Tissue Expanders And Methods Of Use
United States	13/313,919	2012-0078366	8,617,198	Tissue Expanders And Methods Of Use
United States	14/212,119	2014-0200605	8,808,322	Tissue Expanders And Methods Of Use
United States	14/186,985	2014-0236210	9,526,584	Tissue Expanders, Implants, And Methods Of Use
United States	15/368,475	2017-0079737		Tissue Expanders And Methods Of Use
United States	15/389,222	2017-0165025		Tissue Expanders, Implants, And Methods Of Use
United States	12/973,693	2011-0152913		Tissue Expanders And Methods Of Use
Australia	2005286840		2005286840	Tissue Expansion Devices
Australia	2012201926		2012201926	Tissue Expansion Devices
Austria	05798758.8	1811914	1811914	Tissue Expansion Devices
Belgium	05798758.8	1811914	1811914	Tissue Expansion Devices
Denmark	05798758.8	1811914	1811914	Tissue Expansion Devices
France	05798758.8	1811914	1811914	Tissue Expansion Devices
Germany	05798758.8	1811914	60 2005 046 871.4	Tissue Expansion Devices
Italy	05798758.8	502015000056942	1811914	Tissue Expansion Devices
Japan	2007-533585	2008-513182	5009158	Tissue Expansion Devices
Spain	05798758.8	1811914	1811914	Tissue Expansion Devices
Sweden	05798758.8	1811914	1811914	Tissue Expansion Devices
Switzerland	05798758.8	1811914	1811914	Tissue Expansion Devices
United Kingdom	05798758.8	1811914	1811914	Tissue Expansion Devices
Australia	2010330722		2010330722	Tissue Expanders And Methods Of Use
Austria	10838349.8	2512361	2512361	Tissue Expanders And Methods Of Use
Belgium	10838349.8	2512361	2512361	Tissue Expanders And Methods Of Use
Denmark	10838349.8	2512361	2512361	Tissue Expanders And Methods Of Use
France	10838349.8	2512361	2512361	Tissue Expanders And Methods Of Use
Germany	10838349.8	2512361	60 2010 029 277.0	Tissue Expanders And Methods Of Use
Hong Kong	13104997.0		1178036	Tissue Expanders
Italy	10838349.8	2512361	502016000018652	Tissue Expanders And Methods Of Use
Japan	2012-544944	2013-514840	5770203	Tissue Expanders And Methods Of Use
Spain	10838349.8	2512361	2512361	Tissue Expanders And Methods Of Use
Sweden	10838349.8	2512361	2512361	Tissue Expanders And Methods Of Use
Switzerland	10838349.8	2512361	2512361	Tissue Expanders And Methods Of Use
United Kingdom	10838349.8	2512361	2512361	Tissue Expanders And Methods Of Use
Belgium	15195295.9	3023075	3023075	Tissue Expanders And Methods Of Use
Denmark	15195295.9	3023075	3023075	Tissue Expanders And Methods Of Use
France	15195295.9	3023075	3023075	Tissue Expanders And Methods Of Use
Germany	15195295.9	3023075	3023075	Tissue Expanders And Methods Of Use
Hong Kong	16113463.3		3023075 (EP)	Tissue Expanders And Methods Of Use
Italy	15195295.9	3023075	3023075	Tissue Expanders And Methods Of Use

Japan	2015-126321	2015-180346	6,148,289	Tissue Expanders And Methods Of Use
Netherlands	15195295.9	3023075	3023075	Tissue Expanders And Methods Of Use
Spain	15195295.9	3023075	3023075	Tissue Expanders And Methods Of Use
Sweden	15195295.9	3023075	3023075	Tissue Expanders And Methods Of Use
Switzerland	15195295.9	3023075	3023075	Tissue Expanders And Methods Of Use
United Kingdom	15195295.9	3023075	3023075	Tissue Expanders And Methods Of Use
Australia	2015258187		2015258187	Tissue Expanders And Methods Of Use
Australia	2014218714			Tissue Expanders, Implants, And Methods Of Use
Australia	2017251823			Tissue Expanders And Methods Of Use
Canada	2,581,320			Tissue Expansion Devices
Canada	2,821,854			Tissue Expanders And Methods Of Use
Canada	2,909,600			Tissue Expanders, Implants, And Methods Of Use
Europe	15195295.9	3023075		Tissue Expanders And Methods Of Use
Europe	17153984.4	3251631		Tissue Expanders And Methods Of Use
Europe	14753579.3	2958492		Tissue Expanders, Implants, And Methods Of Use
Hong Kong	16104644.4	HK1216833		Tissue Expanders, Implants, And Methods Of Use
Hong Kong	16113463.3			Tissue Expanders And Methods Of Use
Japan	2015-126321	2015-180346		Tissue Expanders And Methods Of Use
Japan	2017-98713	2017-159098		Tissue Expanders And Methods Of Use
New Zealand	712276			Tissue Expanders, Implants, And Methods Of Use

2

Trademarks

MARK	COUNTRY	APP/REG NO.	STATUS
AEROFORM	USA	App. No. 85/271,224 Reg. No. 4,289,578	Filed 03/18/2011 Registered 02/12/2013
AIRXPANDER	USA	App. No. 77/633,102 Reg. No. 4,485,399	Filed 12/15/2008 Registered 02/18/2014
AirXpanders Logo Design	USA	App. No. 87/329,661	Filed 02/09/2017 Office Action issued 05/05/2017; Response filed 10/06/2017 Examiner’s Amendment issued 11/20/2017 Published 01/02/2018 Allowed 02/27/2018
MMV	USA	App. No. 87/363,056	Filed 03/08/2017 Office Action issued 05/05/2017; Response filed 10/06/2017 Examiner’s Amendment issued 11/20/2017 Published 01/02/2018 Allowed 02/27/2018
AEROFORM	Australia	App. No. 1449199 Reg. No. 1449199	Filed 09/19/2011 Registered 01/16/2012 Non-Use Date 09/19/2014
AIRXPANDER	Australia	App. No. 1387614 Reg. No. 1387614	Filed 10/08/2010 Registered 05/25/2011 Non-Use Date 10/08/2013
AIRXPANDER	Canada	App. No. 1829960	Filed 03/29/2017 Published 04/11/2018

MARK	COUNTRY	APP/REG NO.	STATUS
AEROFORM	European Community	App. No. 010272342 Reg. No. 010272342	Filed 09/19/2011 Registered 02/23/2012 Non-Use Date 02/23/2017
AIRXPANDER	European Community	App. No. 009430241 Reg. No. 009430241	Filed 10/07/2010 Registered 03/18/2011 Non-Use Date 03/18/2016
AEROFORM	Japan	App. No. 2011-67547 Reg. No. 5503732	Filed 09/20/2011 Registered 06/29/2012 Non-Use Date 06/29/2015
AIRXPANDER	Japan	App. No. 2010-77883 Reg. No. 5482746	Filed 10/05/2010 Registered 03/30/2012 Non-Use Date 03/30/2015
AIRXPANDER (Stylized)	USA	App. No. 78/670,106	Filed 07/14/2005 Published 10/10/2006 Allowed 01/02/2007 Notice of Abandonment issued 02/02/2009 Owner: Shalon Ventures Research LLC
AEROFORM	Canada	App. No. 1543907

Filed 09/16/2011

Office Action issued 03/14/2012; Response filed 04/24/2012

Published 01/09/2013

Allowed 04/26/2013

Extension Request filed 07/30/2014; granted 08/14/2014

Extension Request filed 02/18/2015; granted 02/26/2015

Extension Request filed 07/22/2015; granted 08/04/2015

Extension Request filed 03/11/2016; granted 03/29/2016

Extension Request filed 08/12/2016; granted 08/18/2016

Extension Request filed 02/08/2017; granted 03/07/2017

Per client, allow application to become abandoned 07/12/2017

AIRXPANDER	Canada	App. No. 1499417

Filed 10/12/2010

Office Action issued 02/16/2011; Response filed 03/11/2011

Accepted for Publication 05/31/2011

Allowed 12/02/2011

Extension Request filed 09/27/2013; granted 10/07/2013

Extension Request filed 04/11/2014; granted 04/17/2014

Extension Request filed 09/25/2014; granted 10/07/2014

Extension Request filed 03/18/2015; granted 03/26/2015

Extension Request filed 03/11/2016; granted 03/29/2016

Extension Request filed 08/12/2016; granted 08/18/2016

Extension Request filed 03/02/2017; denied 03/21/2017

Per client, allow application to become abandoned, refile 03/28/2017